Exhibit 10.28

Larry Dyne
2015 Annual Bonus

Reference is made to that certain Executive Employment Agreement, dated July 30, 2010, between Talon International, Inc. (the “Company”) and Larry Dyne (“Executive”), as amended to date (as amended, the “Agreement”). This document sets forth Executive annual bonus opportunity for fiscal year 2015, as contemplated by Exhibit A to the Agreement.

For fiscal year 2015, Executive shall be eligible to earn a cash bonus, referred to herein as the Annual Bonus. The Annual Bonus, if any, shall be payable in cash on or about April 15 of the year immediately following the fiscal year for which such Annual Bonus is calculated.

The Annual Bonus shall be an amount determined by reference to Executive’s achievement of performance objectives established by the Board. The performance objectives for fiscal year 2015 are set forth herein.

For purposes hereof and subject to the terms hereof, “Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, and stock-based compensation expense, calculated based on the Company’s audited consolidated financial statements for the applicable fiscal year in question prepared in accordance with generally accepted accounting principles in the United States. Adjusted EBTIDA will be calculated after taking into account the Annual Bonus and any other management incentive cash bonuses.

For fiscal year 2015, Executive shall be entitled to an Annual Bonus, if any, equal to a percentage of the Executive’s Annual Base Salary for such fiscal year, determined by multiplying the Executive’s Maximum Bonus Opportunity for such fiscal year by the Executive’s cumulative achievement of the Bonus Weightings for the Performance Objectives for such fiscal year, which cumulative achievement will be determined by the Board of Directors (or a committee of the Board) based on Executive’s achievement of the individual performance objectives for such fiscal year set forth below. The Board’s determination of Executive’s achievement of an individual performance objective score will either be objective based upon measured financial results and application of the Performance Ranges set forth below or at the discretion of the Board based upon the Board’s subjective analysis.

Maximum Bonus Opportunity for Fiscal Year 2015:     100% of Annual Base Salary

Performance Objectives and Weightings:

Performance Objectives	Determination Method	Plan	Bonus Weighting
Financial Objectives
Revenue	Financial Results	$53,835,000	12%
Gross profit %	Financial Results	31.9%	10%
Adjusted EBITDA	Financial Results	$2,853,000	25%

Strategic Objectives
New Major Brands / Worldwide revenue growth	BOD Discretion	N/A	13%
Tekfit Customer Deals	BOD Discretion	N/A	12%
Tekfit Management – Finished Component vs. Machine Deployed	BOD Discretion	N/A	4%
Fill Key Management Positions	BOD Discretion	N/A	5%
Fill Key Sales Positions	BOD Discretion	N/A	6%
Shareholder Initiatives	BOD Discretion	N/A	2%
Zipper Mfg. – Delivery & Supply Chain Improvements	BOD Discretion	N/A	4%
Trim – Increased Sales / Improved Results	BOD Discretion	N/A	2%
Global Expansion of Sourcing - India / Cambodia / Etc.	BOD Discretion	N/A	5%

Financial Results Performance Ranges:

Performance Range (Actual Compared to Plan)	Achievement of Bonus Weighting
100% or Greater	100%
90% and Less Than 100%	75%
80% and Less Than 90%	45%
75% and Less Than 80%	25%
Less Than 75%	BOD Discretion

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